Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-167949 on Form N-2 of our report dated May 26, 2010, relating to the financial statements of Man-Glenwood Lexington TEI, LLC and Man-Glenwood Lexington Associates Portfolio, LLC appearing in the annual Report on Form N-CSR of Man-Glenwood Lexington, LLC for the year ended March 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

July 28, 2010